Exhibit 99(a)(5)(B)
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WILLIAM J. PINILIS
Attorney At Law
237 South Street
Morristown, NJ 07960
(973) 401-1111

Attorney for Plaintiff

(Additional Counsel Listed
on Signature Page)

 .........................................................x
NAT ORME,                                                :
                                                         :
                      Plaintiff,                         :  SUPERIOR COURT OF
                                                         :  NEW JERSEY
                 v.                                      :  CHANCERY DIVISION
                                                         :  HUDSON COUNTY
MICHAEL R. CUNNINGHAM, GORDON MAYS,                      :
LAURENCE GERBER, JAMES J. CUNNINGHAM,                    :  DOCKET NO. C-69-00
ARNOLD SPINNER, STANLEY MOSS and                         :
CUNNINGHAM GRAPHICS INTERNATIONAL INC.                   :  CLASS ACTION
                                                         :  COMPLAINT
                      Defendants.                        :
 .........................................................x

                             CLASS ACTION COMPLAINT

         Plaintiff, Nat Orme, by his attorneys, alleges upon information and belief, except as to paragraph 1 which is alleged upon personal knowledge, as follows:

                                   THE PARTIES

         1. Plaintiff Nat Orme ("plaintiff") is the owner of common stock of Cunningham Graphics International, Inc. ("CGII" or the "Company") and has been the owner of such shares continuously since prior to the wrongs complained of herein.
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         2. Defendant CGII is a corporation duly existing and organized under the laws of the State of New Jersey, with its principal executive offices located at 100 Burma Road, Jersey City, New Jersey. The Company provides a wide range of graphic communications services to financial institutions and corporations, focusing on printing and distributing time-sensitive analytical research and marketing materials and on providing on demand printing services.

         3. Defendant Michael R. Cunningham ("Cunningham") is and at all times relevant hereto has been President, Chief Executive Officer, and Chairman of the Board of CGII. Cunningham beneficially owns 35.6% of the Company's outstanding common stock.

         4. Defendant Gordon Mays ("Mays") is and at all times relevant hereto has been Executive Vice President and a director of CGII. Mays beneficially owns 4% of the Company's outstanding common stock.

         5. Defendants Laurence Gerber, James J. Cunningham, Arnold Spinner and Stanley J. Moss are and at all times relevant hereto have been directors of CGII.

         6. The defendants referred to in paragraphs 3 through 5 are collectively referred to herein as the "Individual Defendants."

         7. By reason of the above Individual Defendants' positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with plaintiff and the other public stockholders of CGII, and owe plaintiff and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.
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                            CLASS ACTION ALLEGATIONS

         8. Plaintiff brings this action on her own behalf and as a class action, pursuant to Rule 4:32-1 of the Rules of this Court, on behalf of herself and holders of CGII common stock (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

         9. This action is properly maintainable as a class action.

         10. The Class is so numerous that joinder of all members is impracticable. As of May 3, 2000, there were approximately 5.75 million shares of CGII common stock outstanding.

         11. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class members. The common questions include, inter alia, the following:

         (1)      whether the merger is grossly unfair to the Class; .
         (2) whether plaintiff and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated; and
         (3)      whether defendants have breached their
                  fiduciary and other common law duties owed by them to plaintiff and the other members of the Class.

         12. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiffs claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the
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other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

         13. Plaintiff anticipates that there will be no difficulty in the management of this litigation.

         14. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

                             SUBSTANTIVE ALLEGATIONS

         15. On May 3, 2000, CGII announced that it has entered into a definitive merger agreement with Automatic Data Processing, Inc. ("ADPI") whereby ADPI has agreed to buy CGII for $125.8 million. ADPI will pay about $22 a share for CCII (the "Offer"). The Offer is 2.2% lower than the closing price of CGII stock on May 2, 2000, the day prior to the announcement.

         16. ADPI, one of the world's largest independent computing services firms in the world, expects to commence a tender offer to purchase all of CGII's common shares by May 10, 2000.

         17. Certain directors and officers of CGII, including defendant Cunningham, holding in the aggregate approximately 45% of the outstanding common shares, have agreed to tender their common shares pursuant to ADPI's Offer.

         18. The consideration to be paid to Class members is unconscionable, unfair and grossly inadequate because, among other things:
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         (1)      the consideration agreed upon did not result from an
                  appropriate consideration of the value of CGII as the Individual Defendants were presented with, and asked to evaluate, the proposed merger without any attempt to sufficiently ascertain the true value of CGII through open bidding or a "market check" mechanism;
         (2) under the terms of the merger agreement, plaintiff and the other members of the Class will not receive any premium and are being asked to sell their CGII shares for less than their current market value; and
         (3) CGII shares traded as high as $29 as recently as March 30, 2000.

         19. The Individual Defendants have thus far failed to announce any active auction or open bidding procedures best calculated to maximize shareholder value and have, instead, agreed to the merger which will only serve to inhibit the maximization of shareholder value.

         20. The Individual Defendants were and are under a duty:

         (1) to fully inform themselves of CGII's market value before taking, or agreeing to refrain from taking, action;
         (2)      to act in the interests of the equity owners;
         (3)      to maximize shareholder value;
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         (4)      to obtain the best financial and other terms when the
                  Company's independent existence will be materially altered by a transaction;
         (5) to act in accordance with their fundamental duties of due care and loyalty.

         21. By the acts, transactions and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme or in breach of their fiduciary duties to plaintiff and the other members of the Class, are attempting unfairly to deprive plaintiff and other members of the Class of the true value of their investment in CGII.

         22. CGII shareholders will, if the transaction is consummated, be deprived of the opportunity for substantial gains which the Company may realize.

         23. By reason of the foregoing acts, practices and course of conduct, defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff arid the other CGII public stockholders.

         24. As a result of the actions of defendants, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of CGII's assets and businesses and will be prevented from obtaining appropriate consideration for their shares of CGII common stock.

         25. Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, and may consummate the proposed transaction which will exclude the Class from its fair
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proportionate share of CGII's valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

         26. Plaintiff and the Class have no adequate remedy at law.

         WHEREFORE, plaintiff demands judgment and Preliminary and permanent relief, including injunctive relief, in his favor and in favor of the Class and against defendants as follows:

         1. Declaring that this action is properly maintainable as a class action;

         2. Declaring and decreeing that the merger agreement was entered into in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable;

         3. Enjoining defendants from proceeding with the merger agreement;

         4. Enjoining defendants from consummating the merger, or a business combination with a third party, unless and until the Company adopts and implements a procedure or process, such as an auction, to obtain the highest possible price for the Company;

         5. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of shareholders until the process for the sale or auction of the Company is completed and the highest possible price is obtained;

         6. Rescinding, to the extent already implemented, the merger agreement or any of the terms thereof;

         7.       Awarding plaintiff and the Class appropriate damages;
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         8.       Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts, fees;

         9. Granting such other and further relief as this Court may deem just and proper.

DATED: May 4, 2000

                                             By: /s/ William J. Pinilis
                                                 ----------------------
                                             WILLIAM J. PINILIS
                                             Attorney At Law
                                             237 South Street
                                             Morristown, NJ 07960
                                             (973) 401-1111

Of Counsel:

CAULEY & GELLER
Paul Geller
7200 West Camino Real
Suite 203
Boca Raton, FL 33433
(561) 750-3000